EXHIBIT 2.1









                    MEMBERSHIP INTEREST PURCHASE AGREEMENT

                                   BETWEEN

                       FORTUNE ENTERTAINMENT CORPORATION

                 (to be known as MEDICAL SOLUTIONS CORPORATION)

                                     AND

                        DIABETES EDUCATION SOURCES, LLC

                                     AND

                         FREEDOM MEDICAL SOURCES, LLC


                          Dated as of August 13, 2004


































                    MEMBERSHIP INTEREST PURCHASE AGREEMENT

     MEMBERSHIP INTEREST PURCHASE AGREEMENT (the "Agreement"), dated as of August 13, 2004 (the "Effective Date"), is entered into by and among the following parties (collectively the "Parties"):

     A. FORTUNE ENTERTAINMENT CORPORATION, a Delaware Corporation (to be known as Medical Solutions Corporation, a Delaware corporation) (hereinafter referred to as the "Purchaser");

     B. DIABETES EDUCATION SOURCES, LLC, a Florida limited liability company (hereinafter referred to as "DES");

     C. DEBRA J. DUDLEY, an individual, and COLBY CLARK, LLC, a Florida limited liability company, as members of DES (hereinafter collectively referred to as the "DES Sellers");

     D. FREEDOM MEDICAL SOURCES, LLC, a Florida limited liability company (hereinafter referred to as "FMS"); and

     E. BONITA L. PETERS, an individual, DEBRA J. DUDLEY, an individual, JOHN D. HOWELL, an individual, JAMES S. WEAVER, an individual, and DES, as members of FMS (hereinafter collectively referred to as the "FMS Sellers").

     F. DES Sellers and FMS Sellers shall be collectively referred to as the "Sellers".

                            W I T N E S S E T H:

     WHEREAS, the Purchaser is a publicly traded corporation on the Bulletin Board under the symbol FEMT, was formed in 1996 to capitalize on a patented technology utilized in video poker machines;

     WHEREAS, DES is a Florida limited liability company engaged in the business of creating ADA recognized diabetes educational programs and products for doctors, hospitals, durable medical suppliers, and other entities and individuals capable of billing Medicare and private insurance Sellers, with a second line of business in consumer / patient education and manufacturer support;

     WHEREAS, FMS is a Florida limited liability company engaged in the business of selling and distributing medically related products and maintaining contract customer service departments, with an ancillary ADA recognized diabetes education program;

     WHEREAS, the board of directors of Fortune Entertainment Corporation is in the process of receiving shareholder approval to change the name of Fortune Entertainment Corporation to "Medical Solutions Corporations" as the Purchaser in order to facilitate the acquisition of all membership interest in DES and FMS, as owned by the DES Sellers and FMS Sellers, respectively, for the purpose of changing the primary focus of the Purchaser's business from gaming related technology to diabetes education and medical product distribution;

     WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, their respective Membership Interests for the purchase price and upon the terms and conditions hereinafter set forth; and


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     WHEREAS, certain terms used in this Agreement are defined in Section
10.1;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                 ARTICLE I

                 SALE AND PURCHASE OF MEMBERSHIP INTERESTS

     1.1 Sale and Purchase of Membership Interests. Upon the terms and subject to the conditions contained herein, on the Closing Date the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Sellers, the Membership Interests free and clear of any mortgage, imperfection of title, lien, pledge, option, security interest, claim, deed of trust, hypothecation, charge or other encumbrance of any kind whatsoever.

     1.2 Structure of Transaction. It is the intent of the parties that the transactions contemplated by this Agreement will constitute a tax-free reorganization within the meaning of ss368(a) of the Internal Revenue Code of 1986, as amended. However, there are no assurances that the transaction will qualify as a tax-free reorganization, and therefore each party shall be responsible for and shall pay any and all taxes, charges or fees attributable to such party, including individual state and federal income taxes, arising out of, or by reason of, the exchange of Membership Interests for shares of common stock of the Purchaser (defined as the "Purchase Price" in Section 2.1, below), or otherwise in connection with the transactions contemplated hereby. Each party hereto represents and warrants that it has relied solely on the opinions or advice of its own professional advisors with respect to the tax consequences of this transaction, if any, and has not relied on the opinions or advice of the other parties or its professional advisors in any way with respect to the tax consequences of this transaction.

                                  ARTICLE II

                           PURCHASE PRICE AND PAYMENT

     2.1 Amount of Purchase Price. The purchase price for the Membership Interests of both DES Sellers and FMS Sellers shall be Ten Million (10,000,000) shares of common stock of Purchaser (the "Purchase Price") to be allocated prorata on accordance with each Seller's respective membership interest as follows:

          (a) DES Sellers. Two Million Two Hundred and Fifty Thousand (2,250,000) Shares to Debra J. Dudley who holds a forty-five percent (45%) DES membership interest; Two Million Seven Hundred and Fifty Thousand (2,750,000) Shares to Colby Clark, LLC who holds a fifty-five percent (55%) membership interest in DES (which shares shall be allocated among the members of Colby Clark in accordance with each members' respective membership interest therein);

          (b) FMS Sellers. One Million (1,000,000) Shares to Bonita L. Peters; One Million (1,000,000) Shares to Debra J. Dudley; Six Hundred and Fifty Thousand (650,000) Shares to John D. Howell; Six Hundred Thousand (600,000) shares to James S. Weaver; and One Million Seven Hundred Fifty Thousand (1,750,000) to DES (which shall be allocated between the members of DES in accordance with each member's respective membership interest therein).


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                                 ARTICLE III

                            CLOSING AND TERMINATION

     3.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Membership Interests provided for in Section 1.1 hereof (the "Closing") shall take place at 9:00 a.m. at the offices of Fortune Entertainment Corporation located at 8687 West Sahara Ave., Suite 150, Las Vegas, NV 89117 (or at such other place as the parties may designate in writing) within seventy-two (72) hours of the receipt by DES, FMS and the respective Sellers of the Required Approvals, or on such other date as the Parties may designate in writing. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date."

     3.2 Appointment of Board Members. At Closing, Debbie Dudley and Bonita Peters shall be nominated to serve as directors of Purchaser, to serve until their successors may be duly elected by the shareholders of Purchaser.

     3.3 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

          (a)  At the election of either of DES or FMS on or after the twelve
(12) month anniversary of the Effective Date, if the Closing shall not have occurred by the close of business on such date, provided that none of the Parties is in default of any of its obligations hereunder;

          (b) by mutual written consent of either of DES or FMS, and the Purchaser;

          (c) by either DES or FMS or the Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction (other than an order by a Governmental Body specifically mentioned in subsection (e) or (h) hereof) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);

          (d) by either DES or FMS, in the event of termination and abandonment by the Purchaser for any reason directly attributable to an act or omission to act of the Purchaser or any affiliates in material breach of this Agreement including without limitation, the Purchaser's inability to deliver the Purchase Price;

          (e) by either DES or FMS anytime after any Required Approval is denied or otherwise refused to be granted by any Governmental Body to Purchaser, or after an application filed by the Purchaser with any Governmental Body for approval to purchase the Membership Interests of Sellers or any other material Required Approval is withdrawn by the Purchaser;

          (f) by the Purchaser, in the event of termination and abandonment by the Sellers for any reason directly attributable to an act or omission to act of DES, FMS or the Sellers or any of their respective affiliates in breach of this Agreement;

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          (g)  by DES or FMS, or the Purchaser if the Federal Trade
Commission, the Department of Justice or any state agency does not approve of the transaction under the HSR Act or any similar state anti-trust statute.

     3.4  Procedure Upon Termination.

          (a) In the event of termination and abandonment by the Purchaser, DES or FMS or any of the Sellers, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Membership Interests hereunder shall be abandoned, without further action by the Purchaser, DES, FMS or the Sellers.

          (b) In the event of termination and abandonment for any reason, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, including all copies thereof, whether so obtained before or after the execution hereof, to the party furnishing the same, including, but not limited to, information furnished to the Purchaser relating to the business of the Sellers, licenses, operating agreements, financial information and financial projections.

     3.5 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, DES, FMS or the Sellers; provided, however, that the obligations of the parties set forth in Section 10.4 hereof shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 3.4 shall relieve the Purchaser, DES, FMS or the Sellers of any liability for a breach of this Agreement.

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     DES, FMS and each of the Sellers hereby represent and warrant to the Purchaser, as applicable, that:

     4.1  Organization and Good Standing.

     DES and FMS, each, is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite limited liability company power and authority, including all necessary licenses and permits, to own, lease and operate its properties and assets and to carry on its business as now conducted. DES and FMS' respective assets are sufficient in all material respects to carry out their respective businesses as presently conducted. There are no assets material to the operation of their respective businesses that are not owned or leased by the DES or FMS.

     4.2 Authorization of Agreement. Subject to the receipt of all Required Approvals, the DES and FMS and the Sellers have all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Sellers in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Sellers' Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the

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Sellers' Documents will be at or prior to the Closing, duly and validly authorized by all required corporate action on the part of DES and FMS and duly and validly executed and delivered by DES, FMS or the Sellers and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Sellers' Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     4.3  Ownership.

          (a) As of the date hereof, the Membership Interests sold by each of the Sellers is as set forth opposite the name of such Seller on Exhibit A.
All of such Membership Interests have been sold in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") and the Sellers have not violated the Securities Act or any state securities or Blue Sky laws in connection with the sale of any such Membership Interests.

          (b) There is no existing option, warrant, call, right, commitment or other agreement of any character to which either DES, FMS or the Sellers are a party requiring, and there are no securities of either of DES, FMS or the Sellers outstanding which upon conversion or exchange would require, the sale or transfer of any additional Membership or other equity securities of DES, FMS or the Sellers, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Membership Interests or other equity securities of either DES or FMS. Neither DES, FMS or any of the Sellers is a party to any voting trust or other voting agreement with respect to any of the Membership Interests.

     4.4 Subsidiaries. Neither DES or FMS directly or indirectly, owns or controls any investment (whether equity or debt) in any corporation, partnership, joint venture, business organization, trust or other entity.

     4.5  Company Records.

          (a) DES, FMS and the Sellers have delivered to the Purchaser true, correct and complete copies of the certificate of organization (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and operating agreements (executed by all Sellers) or comparable organizational documents of DES and FMS.

          (b) The company books of DES and FMS made available to the Purchaser contain complete and accurate records of all meetings and accurately reflect all other company action of the members (including committees thereof) of DES and FMS. The membership interest transfer ledgers of DES and FMS made available to the Purchaser are true, correct and complete. Since the date DES and FMS made the company books and membership interest transfer ledgers available to the Purchaser, there have been no modifications, amendments, corrections or other changes made to, approved or authorized with respect to the foregoing documents. All membership interest transfer taxes levied or payable with respect to all transfers of Membership Interests of the Sellers prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

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     4.6  Conflicts; Consents of Third Parties.

          (a) Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act"), and subject to the receipt of all Required Approvals, neither the execution and delivery by DES, FMS or the Sellers of this Agreement and the Sellers' Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Parties with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of organization or operating agreements or comparable organizational documents of any of the Sellers; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either DES, FMS or the Sellers is a party or by which either of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, writ, injunction, judgment, ruling, law, order or decree of any governmental body or authority by which either DES, FMS or the Sellers is bound; or (iv) result in the creation of any Lien upon the properties or assets of either of the Sellers except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) Except for compliance with the applicable requirements of the HSR Act, receipt of all Required Approvals and as set forth in Schedule 4.6(b) hereto, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of DES, FMS or the Sellers in connection with the execution and delivery of this Agreement or the Sellers Documents', or the compliance by DES, FMS or the Sellers with any of the provisions hereof or thereof.

     4.7  Transfer of Membership Interests.   Except for compliance with the
applicable requirements of the HSR Act and subject to the receipt of all Required Approvals, DES, FMS and the Sellers have the limited liability company power and authority to sell, transfer, assign and deliver such Membership Interests as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Membership Interests, free and clear of any and all Liens.

     4.8 Financial Statements. DES, FMS and the Sellers have delivered to the Purchaser true and complete copies of (i) the audited consolidated balance sheets of the Sellers as at December 31, 2002 and 2003 and the related audited consolidated statements of income and of cash flows of the Sellers for the years then ended and (ii) the unaudited consolidated balance sheet of the Sellers as at March 31, 2004 (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). Each of the Financial Statements is complete and correct in all material respects, has been (or will be) prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by DES and FMS without modification of the accounting principles used in the preparation thereof and presents fairly the financial position, results of operations and cash flows of DES and FMS as at the dates and for the periods indicated.


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     For the purposes hereof, the unaudited consolidated balance sheet of the
Sellers as at March 31, 2004 is referred to as the "Balance Sheet" and March 31, 2004 is referred to as the "Balance Sheet Date."

     4.9 No Undisclosed Liabilities. Neither DES or FMS has any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date. The Sellers have no knowledge to the contrary.

     4.10 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.10, since the Balance Sheet
Date:

               (i) there has not been any Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Material Adverse Change;

               (ii) there has not been any damage, destruction or loss, not covered by insurance, with respect to the property and assets of either DES or FMS having a replacement cost of more than $50,000 for any single loss or $150,000 for all such losses;

               (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any Membership Interests of either DES or FMS or any repurchase, redemption or other acquisition by DES or FMS of any outstanding Membership Interests or other securities of, or other ownership interest in DES or FMS;

               (iv) neither DES nor FMS increased rates of compensation (including bonuses) payable or to become payable to their employees, members, agents or consultants with respect to their respective businesses, except to the extent accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to either DES or FMS' members, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such members, employees, agents or representatives, except as to all of the above, other than normal increases in the ordinary course of business consistent with past practice;

               (v) there has not been any change by either DES or FMS in accounting or Tax reporting principles, methods or policies;

               (vi) neither DES nor FMS has entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;

               (vii) neither DES nor FMS have failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

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               (viii)  neither DES nor FMS has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the DES or FMS or any respective Affiliate of DES or FMS;

               (ix) neither DES nor FMS has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of their respective assets, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

               (x) neither DES nor FMS has discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to either DES or FMS;

               (xi) neither DES nor FMS has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to either DES or FMS;

               (xii) neither DES nor FMS has made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $150,000 in the aggregate except in the ordinary course of business, and consistent with past practices;

               (xiii) neither DES nor FMS has instituted or settled any material Legal Proceeding;

               (xiv) neither DES or FMS has agreed to take any actions set forth in this Section 4.10;

               (xv) there has not been any loan or advance by either DES or FMS to any person, except a normal travel advance or other reasonable expense advance to a member or employee of DES or FMS on normal trade terms extended to customers;

               (xvi) there has not been any sale or transfer of any properties or assets, other than in the ordinary course of business and consistent with past practice or any cancellation of any debts or claims of either DES or FMS;

               (xvii) there has not been any amendment, modification or termination of any material contract or agreement to which either DES or FMS is a party or pursuant to which their properties or assets may be bound; and

               (xviii) there has not been any sale or granting to any party or parties of any license, franchise, option or other right of any nature whatsoever with respect to DES or FMS' respective businesses or termination of any such rights.

          4.11 Taxes.  (a) Except as set forth in Schedule 4.11:

               (i) Each of DES or FMS, and any combined, consolidated, unitary or affiliated group of which DES or FMS has been a member prior to the Closing Date: (x) have paid all Taxes required to be paid on or prior to the Closing Date (including, without limitation, payments of estimated Taxes) for


                                     9


which DES or FMS could be held liable; and (y) have accurately and timely filed (or timely filed an extension for) all federal, state, local, and foreign tax returns, reports and forms with respect to such Taxes required to be filed by them on or before the Closing Date.

               (ii) All Taxes attributable to all taxable periods ending on or before the Closing Date, to the extent not required to be previously paid have been fully and adequately reserved for (as taxes payable or accrued taxes) on the Financial Statements and DES and FMS will not accrue a Tax liability from the date of the Financial Statements up to and including the Closing Date other than a Tax Liability accrued in the ordinary course of business.

              (iii) There is no material dispute or claim, or any action, suit, proceeding, audit or investigation concerning any liability for Taxes of DES or FMS either (x) claimed or raised by any authority in writing or (y) as to which either DES or FMS has any knowledge based upon contact with any agent of such authority. Except as set forth in Schedule 4.11, there are no deficiencies for any Taxes and none has been asserted or assessed in writing for which the DES or FMS could be liable, which remain unpaid or unsettled.

               (iv) Neither DES nor FMS has waived or extended any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

               (v) Neither DES nor FMS has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code ss 280G and (z) neither DES nor FMS will have any liability on or after the Closing Date pursuant to any tax allocation or sharing agreement.

               (vi) Neither DES nor FMS has taken any action that would require an adjustment pursuant to Section 481 of the Code, by reason of a change in accounting method or otherwise. DES and DMS have not filed a Consent under Section 341(f)(1) of the Code or agreed to have the provisions of Section 341(f)(2) of the Code apply to any disposition of "subsection (1) assets" as such term is defined in Section 341(f)(4) of the Code.

               (vii) No Tax assessment or deficiency which has not been paid or for which an adequate reserve has not been set aside, has been made or proposed against DES or FMS, nor are any of the Tax Returns not being or, to the best knowledge of DES, FMS or any of the Sellers, threatened to be examined or audited, and no consents waiving or extending any applicable statutes of limitations for the Tax Returns, or any Taxes required to be paid thereunder, been filed. DES, FMS and each of the Sellers shall promptly notify the Purchaser of any notice of pending action or proceeding involving Taxes relating to DES and FMS between the date of this Agreement and the Effective Date. All Tax deficiencies determined as a result of any past completed audit have been satisfied. DES and FMS have delivered to the Purchaser complete and correct copies of all audit reports and statements of deficiencies with respect to any Tax assessed against or agreed to by DES and FMS for the three most recent taxable periods for which such audit reports and statements of deficiencies have been received by DES and FMS.

               (viii) Without limiting the foregoing representations in any way, DES and FMS have collected all sales, use, transaction privilege and value added Taxes required to be collected, and has remitted, or will remit in

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a timely basis, such amounts to the appropriate governmental authorities and has furnished properly completed exemption certificates for all exempt transactions.

               (ix) Without limiting the foregoing representations in any way, DES and FMS have properly withheld income and social security or other similar Taxes and paid payroll Taxes with respect to all persons properly characterized as employees for federal, state or local Tax purposes. None of the assets of DES or FMS are subject to any liens in respect of Taxes (other than for current Taxes not yet due and payable).

          (b) Schedule 4.11 sets forth all federal, state, local and foreign Income Tax Returns filed with respect to DES and FMS for taxable periods ended on or after December 31, 2003, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. DES and FMS have delivered or made available to the Purchaser correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by DES and FMS, respectively, since January 1, 2004.

     4.12 Real Property.

          (a) Neither DES nor FMS owns any real property. Schedule 4.12 sets forth a complete list of all real property and interests in real property leased by the Sellers (individually, a "Real Property Lease" and the real properties specified in such leases being referred to herein individually as a "Seller Property" and collectively as the "Sellers Properties") as lessee or lessor. In addition DES and FMS utilize the properties described in Schedule 7.2(i) leased by DES and FMS, which lease shall be assumed by the Purchaser (or an Affiliate) prior to the Closing Date. Except as set forth in Schedule
4.12 hereto, the Sellers Properties constitute all interests in real property currently used or currently held for use in connection with the respective businesses of the Sellers and which are necessary for the continued operation of such businesses of the Sellers as those businesses are currently conducted. Both DES and FMS have a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and the Sellers have not received any notice of any default or event that with notice or lapse of time, or both, would constitute a default by DES or FMS under any of the Real Property Leases. All of the Sellers Properties, buildings, fixtures and improvements thereon owned or leased by DES and FMS are in good operating condition and repair (subject to normal wear and tear). DES and FMS have delivered to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

          (b) DES and FMS have all material certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Seller Property, and DES and FMS have fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

          (c) There does not exist any actual or, to the best knowledge of DES, FMS or any of the Sellers, threatened or contemplated condemnation or eminent domain proceedings that affect any Seller Property or any part thereof, and DES, FMS and the Sellers have not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

          (d) Neither DES, FMS nor any of the Sellers has received any written notice from any insurance company that has issued a policy with respect to any Seller Property requiring performance of any structural or other repairs or alterations to such Seller Property.

          (e) Neither DES nor FMS owns or holds, and is not obligated under or a party to, any option, right of first refusal or other Contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

     4.13 Tangible Personal Property.

          (a) Schedule 4.13 sets forth all leases of personal property ("Personal Property Leases") involving annual payments in excess of [$10,000] relating to personal property used in the respective businesses of either DES or FMS to which DES or FMS is a party or by which the respective properties or assets of DES or FMS are bound. DES and FMS have delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

          (b) DES and FMS have a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by either DES or FMS or by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

          (c) DES and FMS have good, valid and marketable title to all of the items of tangible personal property reflected in the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice) free and clear of any and all Liens other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of DES and FMS are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

          (d) All of the items of tangible personal property used by DES and FMS under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and there are no material defects in the physical condition or operability of such tangible personal property that would impair the use of such tangible personal property as it is currently used.

     4.14 Intangible Property. Schedule 4.14 contains a complete and correct list of each patent, trademark, trade name, service mark, trade secret and copyright owned, licensed or used by DES and FMS as well as all registrations thereof and pending applications therefore, and each license or other agreement relating thereto. Except as set forth on Schedule 4.14, each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all mortgages, claims, liens, security interests, charges and encumbrances and is in good standing and not the subject of any challenge. There have been no claims made and neither DES nor FMS nor any of the Sellers has received any notice or otherwise knows or has reason to believe that any of the foregoing is invalid or conflicts with the asserted rights of others, and DES and FMS are not infringing upon or otherwise acting adversely to the right or claimed right of any person or entity with respect to the intangible property. DES and FMS possess all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulae and other proprietary and trade rights necessary for the conduct of its business as now conducted, not subject to any restrictions and without any known conflict with the rights of others, and DES and FMS have not forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formulae or other proprietary right necessary for the conduct of its business as conducted on the date hereof. Neither of the Sellers is under any obligation to pay any royalties or similar payments in connection with any license to DES, FMS or any affiliate thereof. Except as set forth on Schedule 4.14, to DES, FMS or any of the Sellers' knowledge, none of the patents, trademarks, trade names, service marks and copyrights are being infringed upon or appropriated by others, and none is subject to any outstanding litigation or judgment affecting the scope of free and unrestricted use by DES and FMS or is used contrary to the provisions of any licensing or other contract. Except as set forth on Schedule 4.14, there exist no material geographic restrictions on the use by DES or FMS of such marks.

     4.15 Material Contracts. Schedule 4.15 sets forth all of the following Contracts to which DES and FMS are a party or by which they are bound (collectively, the "Material Contracts"): (i) Contracts with DES or FMS or any current member or agent of either DES or FMS; (ii) Contracts with any labor union or association representing any employee of DES or FMS; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of DES or FMS other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements; (vi) material Contracts containing covenants of DES and FMS not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with DES and FMS in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by DES and FMS of any operating business or the membership interest of any other person;
(viii) Contracts relating to the borrowing of money; or (ix) any other Contracts, other than Real Property Leases, which involve the expenditure of more than [$50,000] in the aggregate or [$10,000] annually or require performance by any party more than one year from the date hereof. There have been made available to the Purchaser, its affiliates and their representative's true and complete copies of all of the Material Contracts. Except as set forth on Schedule 4.15, all of the Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of DES and FMS, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 4.15, neither DES nor FMS are in default in any material respect under any Material Contracts, nor, to the knowledge of DES, FMS or any of the Sellers, is any other party to any Material Contract in default thereunder in any material respect, and there are no facts or circumstances known to DES, FMS or any of the Sellers that would reasonably indicate that DES, FMS, the Sellers or any other party to any Material Contract will or may be in breach thereof.

     4.16 Employee Benefits.

          (a) Schedule 4.16(a) sets forth a complete and correct list of (i) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other pension plans or employee benefit arrangements, programs or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, membership interest purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) maintained by DES and FMS or to which DES and FMS contribute or are obligated to contribute thereunder with respect to employees of DES and FMS ("Employee Benefit Plans") and (ii) all "employee pension plans", as defined in Section 3(2) of ERISA, maintained by DES or FMS or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, with DES and FMS under
Section 414(b), (c), (m) or (o) of the ("ERISA Affiliate") or to which DES and FMS, or any ERISA Affiliate contributed or is obligated to contribute thereunder ("Pension Plans"). Schedule 4.16(a) clearly identifies, in separate categories, Employee Benefit Plans or Pension Plans that are (i) subject to Section 4063 and 4064 of ERISA ("Multiple Employer Plans"), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) ("Multiemployer Plans") or (iii) "benefit plans", within the meaning of
Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee's or his beneficiary's sole expense).

          (b) Neither DES nor FMS has any withdrawal or other liability (contingent or otherwise) under Title IV of ERISA with respect to any Multiple Employer Plan or Multiemployer Plan.

          (c) Each of the Employee Benefit Plans and Pension Plans intended to qualify under Section 401 of the Code ("Qualified Plans") so qualify and the trusts maintained thereto are exempt from federal income taxation under
Section 501 of the Code, and, except as disclosed on Schedule 4.16(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

          (d) All contributions and premiums required by law or by the terms of any Employee Benefit Plan or Pension Plan which are defined benefit plans or money purchase plans or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code. All contributions that have not been paid have been properly recorded on the books of DES and FMS.

          (e) The benefit liabilities, as defined in Section 4001(a) (16) of ERISA, of each of the Employee Benefit Plans and Pension Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the "PBGC") in the event it terminated each such plan do not exceed the fair market value of the assets of each such plan. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up have been fully discharged in full compliance with applicable Law.

          (f)  There has been no "reportable event" as that term is defined in
Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or Pension Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c) (3) (C) or 4063(a) of ERISA.

          (g) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or Pension Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or Pension Plans.

          (h) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans (as applicable), have been delivered to the Purchaser (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three years, (D) the most recent Internal Revenue Service determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and Pension Plans.

          (i) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or Pension Plans, the assets of any such plans or DES or FMS, or the plan administrator or any fiduciary of the Employee Benefit Plans or Pension Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding.

          (j) Each of the Employee Benefit Plans and Pension Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and Pension Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and such amendments or actions are disclosed on
Schedule 4.16(j).

          (k) DES and FMS and any ERISA Affiliate which maintains a "benefits plan" within the meaning of Section 5000(b)(1) of ERISA have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.

          (l) Neither DES nor FMS, any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a) (18) of ERISA) or transferred any such plan to any person other than DES or FMS or any ERISA Affiliate during the previous five-year period ending on the Closing Date.

          (m) Neither DES nor FMS nor "party in interest" nor "disqualified person" with respect to the Employee Benefit Plans nor Pension Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA or which could subject it to a material civil penalty imposed pursuant to Section 4975 or 4976 or ERISA.

          (n) Neither DES nor FMS nor any ERISA Affiliate have terminated any Employee Benefit Plan or Pension Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

          (o) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of DES or FMS; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          (p) No membership interest or other security issued by DES or FMS, or Sellers, form or has formed a material part of the assets of any Employee Benefit Plan or Pension Plan.

          (q) Except as set forth on Schedule 4.16(q), there are no proceedings or lawsuits, and to the knowledge of DES, FMS and the Sellers, there are no investigations, either currently in progress or expected to be instituted in the future, relating to any Benefit Plan, by any administrative agency, whether local, state or federal.

          (r) Except as set forth on Schedule 4.16(r), there are no pending or threatened lawsuits or other claims (other than routine claims for benefits under the plan) against or involving (i) any Benefit Plan or (ii) any Fiduciary of such Benefit Plan (within the meaning of Section 3(21) (A) of ERISA) brought on behalf of any participant, beneficiary or Fiduciary thereunder, nor to the knowledge of DES, FMS or the the Sellers is there any reasonable basis for any such claim.

          (s) DES and FMS have no intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify or change any existing Benefit Plan. The benefits under all Benefit Plans are as represented, and except in the ordinary course of business and consistent with past practices or as required by law, have not been, and will not be increased subsequent to the date documents are provided to Purchaser.

          (t) Except as set forth on Schedule 4.16(t), none of the Benefit Plans or any other employment agreement or arrangement entered into by the Sellers will entitle any current or former employee to any benefits or other compensation that become payable solely as a result of the consummation of this transaction.

          (u) Neither of the Benefit Plans is subject to the tax on unrelated business taxable income or unrelated debt-financed income under Section 511 of the Code.

          (v) Except as set forth on Schedule 4.1(v), no Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation or similar proceeding.

    4.17 Labor. Schedule 4.17 attached hereto contains a complete, current and correct list of all DES and FMS employees ("Employees"), which includes the job, position and compensation payable to each of the Employees.

          (a) Neither DES nor FMS is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of DES or FMS. DES and FMS have delivered or otherwise made available to the Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on
Schedule 4.17(a), together with all amendments, modifications or supplements thereto.

          (b) No employees of DES or FMS are represented with respect to DES or FMS by any labor organization. No labor organization or group of employees of DES or FMS have made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of DES, FMS and the Sellers, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving DES or FMS pending or, to the best knowledge of DES, FMS and the Sellers, threatened by any labor organization or group of employees of DES and FMS.

          (c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the best knowledge of DES, FMS and the Sellers, threatened against or involving the DES or FMS. There are no unfair labor practice charges, grievances or complaints pending or, to the best knowledge of DES, FMS and the Sellers, threatened by or on behalf of any employee or group of employees of DES or FMS.

          (d) DES and FMS are in material compliance with all laws, statutes, ordinances, rules, regulations, orders and other requirements relating to the employment of labor, including without limitation Title V11 of the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967, the federal Americans with Disabilities Act, and any and all provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes;

          (e) There is no pending or, to the knowledge of DES, FMS and the Sellers, threatened charge, complaint, allegation, application or other process or claim against DES or FMS with respect to the statutes referenced in sub-section (d) above before any federal, territorial, state or local or other governmental or administrative agency or other entity other than in the ordinary course of business consistent with past practices;

          (f) DES and FMS have paid and performed all obligations when due with respect to its employees, consultants, agents and members, including without limitation the payment when due in the ordinary course of business of any accrued and payable wages, severance pay, vacation pay, benefits and commissions, except those obligations which are in good faith being challenged by DES and FMS as not valid obligations of the DES and FMS as more fully described on Schedule 4.17;

          (g) To the knowledge of DES, FMS and the Sellers, none of the persons performing services for DES or FMS have been improperly classified as independent contractors or as being exempt from the payment of wages for overtime;

          (h) Schedule 4.17(h) lists each individual who is absent from active employment with DES or FMS by reason of (i) short-term or long-term disability, (ii) leave of absence under the Family and Medical Leave Act of 1933 (or comparable state statute), (iii) military leave (under conditions that give the employee re-employment rights) or (iv) other approved leave of absence; and

          (i) Schedule 4.17(i) lists each individual who (i) has elected to continue participating in a group health plan of DES and FMS pursuant to an election under COBRA, or (ii) has not made an election under COBRA but who is still within the period during which the election may be made.

     4.18 Litigation. Except as set forth in Schedule 4.18, there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of DES, FMS and the Sellers, threatened against DES or FMS (or to the knowledge of DES, FMS and the Sellers, pending or threatened, against any of the officers, directors or key employees of DES or FMS with respect to their business activities on behalf of the DES or FMS), or to which DES or FMS is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of DES, FMS or the Sellers is there any reasonable basis for any such action, proceeding, or investigation. Neither DES nor FMS is subject to any judgment, order or decree of any court or governmental agency except to the extent the same are not reasonably likely to have a Material Adverse Effect and neither DES nor FMS are engaged in any legal action to recover monies due it or for damages sustained by it.

     4.19 Compliance with Laws; Permits.

          DES and FMS is in compliance with all Laws applicable to DES and FMS or to the conduct of the business or operations of DES and FMS or the use of their respective properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect. Neither DES, FMS nor any of the Sellers has received any written notification of any asserted present or past failure by DES or FMS to comply with such laws, statutes, ordinances, rules, regulations, orders or other requirements. DES and FMS have all governmental permits and approvals from state, federal or local authorities which are required for DES and FMS to operate its business. Schedule 4.19 attached hereto contains a complete, current and correct list of all material governmental licenses, permits, franchises, rights and privileges necessary for the present conduct of the Business (the "Licenses"). Except as set forth in Schedule 4.19, DES and FMS possess all such Licenses. Each of the Licenses is in full force and effect, and there are no pending or, to the knowledge of DES, FMS and the Sellers, threatened claims or proceedings challenging the validity of or seeking to revoke or discontinue, any of the Licenses. Prior to the date hereof, DES and FMS have delivered to the Purchaser a complete, current and correct copy of each of the Licenses.

     4.20 Environmental Matters.  Except as set forth on Schedule 4.20 hereto:

          (a) the respective operations of DES and FMS are in compliance with all applicable Environmental Laws and all permits issued by other governmental authorities pursuant to Environmental Laws or otherwise;

          (b) DES and FMS have obtained all permits required under all applicable Environmental Laws necessary to operate its business;

          (c) neither DES nor FMS is the subject of any outstanding written order or Contract with any governmental authority or person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

          (d) neither DES nor FMS has received any written communication alleging that DES or FMS may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

          (e) neither DES nor FMS has any current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site);

          (f) to the knowledge of DES, FMS and the Sellers, there are no investigations of the business, operations, or currently or previously owned, operated or leased property of DES or FMS pending or threatened which could lead to the imposition of any liability pursuant to Environmental Law;

          (g)  there is not located at any of the properties of DES or FMS any
(i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and,

          (h) DES and FMS have provided to the Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of DES and FMS.

          (i) Neither DES nor FMS has discovered or, to their knowledge, caused, and, to the knowledge of DES, FMS or the Sellers, no other person has discovered or caused, any discharge, emission, disposal or release of Hazardous Substances on the premises of DES or FMS, or any occurrence or condition on such premises or in the vicinity of such premises, which could make such premises subject to restrictions on the ownership, occupancy, transferability or use under any Hazardous Materials Laws.

     4.21 Insurance. Schedule 4.21 sets forth a complete and accurate list of all policies of insurance of any kind or nature covering DES and FMS or any of their respective employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. Schedule 4.21 details each policy, carrier, the amount of coverage, its expiration date, and the date through which premiums have been paid. All such policies are in full force and effect, and, to the knowledge of DES, FMS and the Sellers, neither DES nor FMS is in default of any provision thereof, except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

     To the knowledge of DES, FMS and the Sellers, such policies (i) are adequate for compliance with all agreements or instruments to which DES and FMS is a party, or pursuant to which their business, properties or assets may be subject, (ii) are valid, outstanding and enforceable policies, (iii) provide insurance coverage in the amounts indicated in such policies for DES and FMS' respective businesses, properties, assets and operations as presently conducted and (iv) will remain in full force and effect through the respective dates set forth on Schedule 4.21, without the payment of additional premiums, other than additional premiums paid in the ordinary course of business or additional premiums required as a result of an audit. Schedule 4.21 also describes all claims of DES and FMS which are pending under such insurance policies or have been paid to DES and FMS since January 1, 2002. Since January 1, 2002, DES and FMS have not been refused coverage by any insurance carrier with respect to their respective properties, assets or operations, nor has their coverage been limited, by any insurance carrier to which either DES or FMS has applied for any such insurance or with which either DES or FMS has carried insurance. Prior to the date hereof, DES and FMS shall have delivered to the Purchaser complete, current and correct copies, in all material respects, of all of the policies of insurance which are maintained by or for the benefit of DES and FMS.

     4.22 Inventories; Receivables; Payables.

          (a) The inventories of DES and FMS are in good and marketable condition, and are saleable in the ordinary course of business. All inventories owned by DES and FMS have been purchased in the ordinary course of business and consistent with anticipated requirements of their respective businesses. Adequate reserves have been reflected in the Balance Sheet for obsolete or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

          (b) All accounts receivable of DES and FMS have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts receivable of DES and FMS reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon,

          (c) which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

          (d) All accounts payable of DES and FMS reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

     4.23 Customers and Suppliers. Schedule 4.23 sets forth a list of the largest customers and the largest suppliers of DES and FMS, as measured by the dollar amount of purchases therefrom or thereby representing at least 5% of DES and FMS' consolidated revenues, during the fiscal year ended December 31, 2003 and the five month period ended May 31, 2004, showing the approximate total purchases by DES and FMS from each such supplier and the approximate total revenues by DES and FMS from each such customer, during such period.

Since the Balance Sheet Date, there has not been any material adverse change in the business relationship of DES and FMS with any customer or supplier listed on Schedule 4.23.

     4.24 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the DES or FMS in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee, commission, compensation or like payment in respect thereof.

     4.25 Transactions with Affiliates. Except as set forth on Schedule 4.25, neither DES or FMS nor any Affiliates (as defined below), has any interest, directly or indirectly, in any material lease, lien, contract, license, encumbrance, loan or other agreement to which DES or FMS is a party, any interest (other than as a shareholder) in any properties or assets of DES or FMS or any interest in any competitor, supplier or customer of DES or FMS. "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with the subject person, with control being evidenced by ownership of more than 50% of the capital membership interest of a person or the ability to direct the management or policies of another person through any other means.

     4.26 Bank Accounts. Schedule 4.26 sets forth the names and locations of all banks, trust, savings and loan associations and other financial institutions at which DES and FMS maintain safe deposit boxes or accounts of any nature.

     4.27 Technology.

          (a) The current software applications used by DES and FMS in the operation of their business are set forth and described on Schedule 4.27 hereto (the "Software").

          (b) To the extent that any of the Software has been designed or developed by DES or FMS' management information or development staff or by consultants on behalf of DES or FMS, such Software is original and capable of copyright protection in the United States, and DES and FMS have complete rights to and ownership of such Software, including possession of, or ready access to, the source code for such Software in its most recent version. No part of any such Software is an imitation or copy of, or infringes upon the software of any other person or entity, or violates or infringes upon any common law or statutory rights of any other person or entity, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. Neither DES nor FMS has sold, assigned, licensed, distributed or in any other way disposed of or encumbered any of the Software.

          (c) Except as set forth on Schedule 4.28, the Software, to the extent it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by the DES or FMS legitimately and is fully transferable hereunder without any third party consent. All of the computer hardware of DES and FMS have legitimately licensed software installed therein.

          (d) DES and FMS have not knowingly altered its data, or any Software or supporting software which may, in turn, damage the integrity of the data, stored in electronic optical, or magnetic or other form. Except as set forth on Schedule 4.27 hereto, neither DES, FMS nor any of the Sellers have any knowledge of the existence of any bugs or viruses with respect to the Software.

          (e) DES and FMS shall, to the maximum possible extent, pass through to the Purchaser all manufacturer's and supplier's warranties and support contracts for the Software that are owned by DES and FMS, and DES and FMS shall execute each document that is necessary or appropriate to effectuate the Purchaser's obtaining and enjoying the benefits of any such pass-through warranty.

          (f) DES and FMS have furnished to the Purchaser true and accurate copies of all documentation (end user or otherwise) relating to the use, maintenance and operation of the Software.

     4.28 Medicare Provider Status. FMS assures FEC that a change in ownership does not affect the Medicare provider status as registered under number 4927080001 and the change in ownership will be filed in compliance with Medicare regulations

     4.29 Investment in Purchaser. By accepting the Purchase Price in the form of shares of common stock of the Purchaser, each Seller is making an investment in the common stock of the Purchaser, and each Seller individually makes the following additional representations and warranties:

          (a) The Seller is entering into this Agreement for its own account and the Seller has no present arrangement (whether or not legally binding) at any time to sell the shares of common stock of the Purchaser except as permitted by law.

          (b) The Seller is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D of the Securities Act of 1933, as amended) and/or an accredited investor (as defined in Rule 501 of Regulation D), and the Seller has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the common stock of the Purchaser. The Seller acknowledges that an investment in the common stock of the Purchaser is speculative and involves a high degree of risk.

          (c) The Seller has received all documents, records, books and other publicly available information pertaining to Seller's investment in the Purchaser that have been requested by the Seller. The Purchaser is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and the Seller has had access to and/or received copies of all of Purchaser's periodic filings with the Securities and Exchange Commission that have been requested by Seller.

          (d) Transfer Restrictions. The Seller acknowledges that the shares of common stock of the Purchaser are being offered in reliance on the exemptions from the registration requirements of the Securities Act and that the shares may not be resold except pursuant to an effective registration statement or an exemption from the registration provisions of the Securities Act. The Seller acknowledges that the certificates representing the shares shall bear a restrictive legend.

          (e) The Seller is responsible for obtaining such legal and tax advice as the Seller considers appropriate in connection with the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereunder.

                                  ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to DES, FMS and the Sellers that:

     5.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     5.2 Authorization of Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby, subject to the receipt of Required Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     5.3  Conflicts; Consents of Third Parties.

          (a) Other than compliance with the applicable requirements of the HSR Act and the receipt of all Government Approvals, neither the execution and delivery by the Purchaser of this Agreement and of the Purchaser Documents, nor the compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or by-laws of the Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations, prospects, conditions (financial or otherwise) of the Purchaser and its subsidiaries, taken as a whole.

          (b) Except for compliance with the applicable requirements of the HSR Act, the receipt of the Required Approvals and as set forth on Schedule
5.3 hereto, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by the Purchaser with any of the provisions hereof or thereof.

     5.4 Litigation. There are no Legal Proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

     5.5 Investment Intention. The Purchaser is acquiring the Membership Interests for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof. The Purchaser understands that the Membership Interests have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

     5.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

                                 ARTICLE VI

                                  COVENANTS

     6.1  Access to Information.

          (a) DES and FMS agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of DES and FMS and such examination of the books, records and financial condition of DES and FMS as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and DES and FMS shall cooperate, and shall cause DES and FMS to cooperate, fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of DES and FMS contained in this Agreement or Sellers' Documents. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of DES and FMS, DES and FMS shall cause the managers, members, employees, consultants, agents, accountants, attorneys and other representatives of DES and FMS to cooperate fully with such representatives in connection with such review and examination.

          (b) From the date hereof to the Closing Date, DES and FMS shall use their reasonable efforts to keep the Purchaser informed from time to time concerning any material changes that may occur affecting DES and FMS.

     6.2  Conduct of the Business Pending the Closing.

          (a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, DES and FMS shall:

               (i) conduct the respective businesses of DES and FMS only in the usual, ordinary course consistent with past practice;

               (ii) use their best efforts to (A) preserve their respective present business operations, organization (including, without limitation, management and the sales force) and goodwill of DES and FMS and (B) preserve their present relationships with Persons, customers, suppliers, distributors and others having business dealings with DES and FMS;

               (iii) maintain (A) all of the respective assets and properties of DES and FMS in their current condition and in good working order, ordinary wear and tear excepted and (B) insurance upon all of the respective properties and assets of DES and FMS in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

               (iv) (A) maintain the books, accounts and records of DES and FMS in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of DES and FMS and continue to perform its obligations under the Material Contracts; and

               (v) comply in all material respects with applicable laws, including, without limitation, Environmental Laws.

          (b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, DES and FMS shall not:

               (i) declare, set aside, make or pay any dividend or other distribution in respect of the membership interest of DES or FMS or repurchase, redeem or otherwise acquire any outstanding Membership Interests of DES or FMS, or any of the Sellers;

               (ii) transfer, issue, pledge, sell or dispose of or authorize the transfer, issuance, sale, pledge or disposal of any Membership Interests or other securities of DES or FMS or grant options, warrants, calls or other rights to purchase or otherwise acquire Membership Interests or other securities of DES or FMS;

               (iii) effect any recapitalization, reclassification, membership interest split or like change in the capitalization of DES or FMS;

               (iv)  amend the operating agreements of DES or FMS;

               (v) (A) materially increase the annual level of compensation of any employee of DES or FMS, (B) materially increase the annual level of compensation payable or to become payable by DES or FMS to any of their respective executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, manager or consultant, other than in the ordinary course consistent with past practice and in such amounts as are fully reserved against in the Financial Statements,
(D) materially increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the managers, employees, agents or representatives of the Sellers or otherwise modify or amend or terminate any such plan or arrangement other than in the ordinary course of business, and consistent with past practice or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which DES or FMS is are a party or involving a manager or employee of DES or FMS in his or her capacity as a manager or employee of DES or FMS except as to all of the above other than normal increases in the ordinary course of business consistent with past practice;

               (vi) except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

               (vii) sell, grant, dispose of or authorize the sale, grant, disposal or subject (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted) any of the properties or assets (whether tangible or intangible) of DES or FMS to any Lien;

               (viii) acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of DES or FMS;

               (ix) cancel or compromise any debt or claim or waive or release any material right, direct or indirect, of DES or FMS except in the ordinary course of business consistent with past practice;

               (x) enter into any commitment for capital expenditures of DES or FMS (other than in the ordinary course of business, and consistent with past practice) in excess of $50,000 for any individual commitment and $150,000 for all commitments in the aggregate, or incur, assume or pre-pay any long-term debt or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business, and consistent with past practices;

               (xi) enter into, modify or terminate any labor or collective bargaining agreement of DES or FMS or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to DES or FMS;

               (xii) introduce any material change with respect to the operation of DES or FMS, including any material change in the types, nature, composition or quality of its products or services, experience any material change in any contribution of its product lines to its revenues or net income, or, other than in the ordinary course of business, make any change in product specifications or prices or terms of distributions of such products;

               (xiii) permit DES or FMS to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

               (xiv) permit DES or FMS to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

               (xv) except for transfers of cash pursuant to normal cash management practices, permit DES or FMS to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, DES or FMS or any of their respective Affiliates;

               (xvi) agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the DES, FMS or the Sellers in this Agreement or the Sellers Documents untrue or incorrect in any material respect as of any time through and including the Effective Date;

               (xvii)  amend any Material Contract in any material respect; or

               (xviii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of DES or FMS.

     6.3 Consents. DES and FMS shall use their best efforts, and the Purchaser shall cooperate with DES and FMS, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.6(b) hereof; provided, however, that neither DES, FMS nor the Purchaser shall be obligated to pay any consideration therefore to any third party from whom consent or approval is requested.

     6.4  Filings with Governmental Bodies.

          (a) As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, file or cause to be filed any reports, notifications or other information that may be required to comply with the applicable requirements of the HSR Act, the Required Approvals and as described in Schedules 4.6 and 5.3 and shall furnish or cause to be furnished to the other all such information in its possession as may be reasonably necessary for the completion of the reports, notifications or submissions to be filed by the other. Each party hereto agrees to use its best efforts to comply and cause its Affiliates to comply in a full and timely manner with any request from a Governmental Body for additional information.

     6.5  Other Actions.  Each of the Parties shall use its best efforts to
(i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

     6.6  No Solicitation.

          (a) DES and FMS will not, and will not cause or permit DES, FMS or any of the members, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired limited liability company, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or membership interests or other equity interest in DES or FMS other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Sellers in connection with an Acquisition Transaction, or
(iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. DES and FMS will inform the Purchaser in writing immediately following the receipt by DES, FMS or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

          (b) The Purchaser will not, and will not cause or permit any of its Representatives to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any Acquisition Transaction, (ii) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital membership interest or other equity interest in any entity engaged in the Business (a "Competing Acquisition Transaction") (iii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction or a Competing Acquisition, (iv) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of DES, FMS or any of its Subsidiaries in connection with an Acquisition Transaction, or (v) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Notwithstanding the foregoing, the Purchaser may engage in a Competing Acquisition Transaction with the prior written consent of DES and FMS, such consent not to be unreasonably withheld. Without limiting the foregoing, it shall be reasonable to withhold consent if such Competing Acquisition Transaction could reasonably be expected to adversely affect the consummation of the transactions contemplated by, or a party's performance under, this Agreement or any Purchaser Documents or materially adversely affect DES or FMS. The Purchaser will inform DES and FMS in writing immediately following the receipt by the Purchaser or any Representative of any proposal or inquiry in respect of any Acquisition Transaction or Competing Acquisition Transaction.

     6.7 Preservation of Records. Subject to Section 9.8(e) hereof (relating to the preservation of Tax records), DES, FMS and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the respective businesses of the DES and FMS for a period of six years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of DES, FMS or the Purchaser or any of their Affiliates or in order to enable DES, FMS or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event DESA, FMS or the Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

     6.8 Publicity. None of the Parties shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or DES or FMS, disclosure is otherwise required by applicable Law or by the applicable rules of any membership interest exchange on which the Purchaser or DES or FMS lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

     6.9 Repayment of Loans. On or prior to the Closing Date, all loans or other advances made by DES, FMS to any of their respective Affiliates listed on Schedule 6.10 (the "Affiliate Loans"), including any accrued and unpaid interest thereon, shall be repaid in full to DES and FMS.

     6.10 Cash. DES hereby agrees that, on or prior to the Closing Date, it shall have approximately $15,000 of cash necessary for the immediate continued operation of its business and FMS hereby agrees that, on or prior to the Closing Date, it shall have approximately $11,600 of cash necessary for the immediate continued operation of its business. Each of the Purchaser and DES and FMS agree to develop a mutually acceptable ownership transition plan prior to the Closing to address cash transfer procedures to be applied as of the Closing in order to effectuate a fair and equitable accounting of cash and the transfer of possession of cash retained for the business of DES and FMS.

     6.11 Environmental Matters.

          (a) DES and FMS shall permit the Purchaser to conduct such investigations (including investigations known as "Phase I" and "Phase II" environmental audits) of the environmental conditions of DES and FMS' respective properties and facilities as the Purchaser, in its sole discretion, shall deem necessary. Such investigations shall be conducted in a manner that minimizes the disruption of the operations of DES and FMS.

          (b) DES and FMS shall promptly file all materials required under Environmental Laws (including, without limitation, foreign or state property transfer laws) and all requests required for the issuance, transfer or reissuance to the Purchaser of Permits necessary to conduct DES and FMS' business prior to the Closing Date.

     6.12 Employee Benefit Matters.

          (a) During the period commencing on and after the Closing Date, Purchaser shall maintain or cause to be maintained wages, compensation levels (including without limitation, end of year discretionary bonuses) and vacation benefits for the benefit of employees of DES and FMS which are equal or greater than those wages, compensation levels and vacation benefits that are in effect on the date hereof. From and after the Closing Date, the Purchaser shall provide the employees of DES and FMS the same other benefits that it offers the employees of its other subsidiaries.

          (b) The Purchaser will, or will cause DES and FMS to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of DES and FMS under any welfare plan that such employees may be eligible to participate in after the Closing Date, (ii) provide each employee of DES or FMS with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date, and (iii) provide each employee of the DES and FMS with credit for all service with DES and FMS and its Affiliates under each employee benefit plan, program, or arrangement of Purchaser or its Affiliates in which such employees are eligible to participate; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

          (c) DES and FMS shall pay all medical, hospitalization, survivor benefits, life insurance, disability and other employee welfare benefit plan claims that were incurred by any employee of DES or FMS (or his or her covered dependents) in the ordinary course and consistent with prior practice up through the Closing Date and the Purchaser shall pay any such claim that is incurred by such an employee (or his or her covered dependents) after the Closing Date.

          (d) The Purchaser may, but shall have no obligation to, continue plan sponsorship of DES or FMS' Plans as of the Closing Date. If the Purchaser continues plan sponsorship of DES or FMS' Plans, the Purchaser may, but shall have no obligation to, continue the Plans after the Closing Date; provided, however, if Purchaser does not continue any of the Plans, Purchaser shall offer DES and FMS employees at such time benefits under the Purchaser's Plans which are similar to the benefits offered under the Plans, including severance, vacation, disability, and life insurance benefits.

          (e) On the Closing Date, the Purchaser shall, or shall cause DES or FMS to, assume any and all obligations of DES and FMS and its Affiliates (including, but not limited to, any health or medical plans sponsored by DES, FMS or their respective Affiliates) to provide continuation coverage to Transferred Employees pursuant to the Consolidated Omnibus Budget
Reconciliation Act of 1985, as amended, consistent with DES and FMS' respective policies.

                                  ARTICLE VII

                             CONDITIONS TO CLOSING

     7.1 Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

          (a) all representations and warranties of DES, FMS and the Sellers contained herein shall be true and correct as of the date hereof;

          (b) all representations and warranties of DES, FMS and the Sellers contained herein qualified as to materiality shall be true and correct, and the representations and warranties of DES, FMS and the Sellers contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

          (c) DES, FMS and the Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

          (d) the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by DES and FMS, and the Sellers (as applicable) certifying as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof;

          (e) Certificates representing 100% of the Membership Interests shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens;

          (f)  there shall not have been or occurred any Material Adverse
Change;

          (g) DES and FMS shall have obtained all consents and waivers referred to in Section 4.6 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the Sellers Documents;

          (h) no proceedings by or on behalf of any Governmental Body shall have been instituted or threatened or claim or demand made against DES, FMS or the Sellers, or the Purchaser seeking to restrain or prohibit the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (i) the Purchaser shall have received the written resignations of each member of DES and FMS, and the Sellers;

          (j) the waiting period under the HSR Act shall have expired or early termination shall have been granted, as applicable;

          (k) all Affiliate Loans shall have been repaid to DES and FMS prior to the Closing Date; and

     7.2 Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable law):

          (a) all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;

          (b) all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

          (c) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

          (d) the Sellers shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Sellers) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c);

          (e) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (f) the Purchaser shall have obtained all consents including the Required Approvals and waivers referred to in Section 5.3 hereof with respect to the transactions contemplated by this Agreement and the Purchaser Documents;

          (g) the waiting period under the HSR Act shall have expired or early termination shall have been granted, as applicable; and

          (h)  the Purchaser shall have obtained the Required Approvals.

                                 ARTICLE VIII

                           DOCUMENTS TO BE DELIVERED

     8.1 Documents to be Delivered by the Sellers. At the Closing, DES, FMS and the Sellers, as applicable, shall deliver, or cause to be delivered, to the Purchaser the following:

          (a) membership interest certificates representing the Membership Interests of Sellers (in DES and FMS), duly endorsed in blank or accompanied by membership interest transfer powers and with all requisite membership interest transfer tax stamps attached;

          (b) the certificates referred to in Section 7.1(d) and 7.1(e) hereof;

          (c) copies of all consents and waivers referred to in Section 7.1(g) hereof;

          (d) written evidence of the repayment to DES and FMS of all Affiliate Loans;

          (e) written resignations of each of the members of DES and FMS, as the Sellers;

          (f) certificates of good standing with respect to DES and FMS issued by the Secretary of State of the State of Florida and for each state in which DES and FMS are each qualified to do business as a foreign corporation; and

          (g)  such other documents as the Purchaser shall reasonably request.

     8.2 Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers the following:

          (a) evidence of issuance of the shares of common stock of Purchaser as the Purchase Price referred to in Section 2.2 hereof;

          (b)  the certificates referred to in Section 7.2(d) hereof; and

          (c)  such other documents as the Sellers shall reasonably request.

                                  ARTICLE IX

                                INDEMNIFICATION

     9.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing and shall continue in effect for a period of nine (9) months after the Closing Date (the "General Liability Period") for purposes of enforcement and shall be binding on the parties hereto and their successors, heirs, devisees, legal representatives and assigns.

     9.2 Purchaser's Indemnity. The Purchaser shall indemnify and hold Sellers harmless from any claim, demand, loss, liability, damage, or expense (including reasonable attorneys' fees) (collectively, "Sellers' Recoverable Losses") arising out of or in connection with (i) breach by Purchaser of any representation or warranty of Purchaser or any covenant or agreement to be performed after Closing, and (ii) claims of third parties with respect to the ownership and/or operation of DES and FMS from and after the Closing Date (collectively, the "Purchaser Purchase Agreement Breach").

     9.3 DES, FMS and Sellers' Indemnity. DES, FMS and the Sellers shall indemnify and hold Purchaser harmless from any claim, demand, loss, liability, damage, or expense (including reasonable attorneys' fees) (collectively, "Purchaser's Recoverable Losses") arising out of or in connection with (i) any breach by DES, FMS or the Sellers of any representation or warranty hereof, and (ii) claims of third parties with respect to the ownership and/or operation of DMS and FMS before the Closing Date (collectively, the "Sellers Purchase Agreement Breach").

     9.4 Sellers' Remedies. If the Purchaser defaults under any provision of this Agreement before the Closing Date, the Purchaser and Sellers agree that the damages that Sellers will sustain as a result thereof will be substantial, but will be difficult to ascertain. The Purchaser and the Sellers agree that it is and will be extremely difficult and impractical to fix the extent of such damages. To avoid these problem, Purchaser and Sellers agree that as Sellers' sole and exclusive remedy in the event of Purchaser's breach hereof, at law or in equity, the Sellers shall be entitled to retain as liquidated damages $00.00. The Parties agree that this is reasonable considering all of the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to DES, FMS and the Sellers that reasonably could be anticipated and the anticipation that proof of actual damages would be costly or inconvenient.

     The Sellers shall have all remedies available at law or equity for post-closing breaches of this Agreement by the Purchaser.

     9.5 Purchaser's Remedies. If DES, FMS and Sellers, fail to deliver title and possession of the Membership Interests at (Closing in accordance with this Agreement even though all conditions to Sellers' obligations have been timely satisfied, then, Purchaser may either:

          (i)  obtain as its sole monetary remedy

               (1) reimbursement of up to $250,000.00 for reasonable and documented attorneys' fees, expert fees, consultant fees and expenses incurred therewith and paid by Purchaser (with no reimbursement of any fees or expenses incurred by Purchaser by reason of any financing or equity investment sought by Purchaser in connection with this transaction); and

               (2) Upon the making of such refund and reimbursement, this Agreement shall terminate and DESA, FMS, Sellers and Purchaser shall each be released and discharged from any further obligation to the other hereunder at law or in equity; or

          (ii) bring an action for specific performance of this Agreement.

     9.6 Limitations on Indemnification for Breaches of Representations and Warranties. Sellers shall not have any liability under Section 9.3 hereof unless the aggregate amount of Purchaser's Recoverable Losses exceeds $25,000 (the "Basket") and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $25,000 up to a maximum of $1,000,000.

     9.7  Non-Tax Indemnification Procedures.

          (a) In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 9.2 or Section 9.3 hereof (regardless of the Basket), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

          (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

          (c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

     9.8  Tax Matters.

          (a) Tax Indemnification. (i) DES, FMS and the Sellers agree to be responsible for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Taxes that may be imposed upon or assessed against DES, FMS or the Sellers or the assets of DES and FMS:

                    (A) with respect to all taxable periods ending on or prior to the Closing Date;

                    (B) with respect to any and all Taxes of the Sellers for the period allocated to DES or FMS pursuant to Section 9.8(b)(iv);

                    (C) arising by reason of any breach by DES, FMS or the Sellers of any of the representations contained in Section 4.11 hereof;

                    (D) by reason of being a successor-in-interest or transferee of another entity; and

                    (E) with respect to any and all Taxes of any member of a consolidated, combined or unitary group of which DES or FMS (or any predecessor) is or was a member on or prior to the Closing Date, by reason of the liability of Sellers pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation.

               (ii) Purchaser agrees to indemnify and hold harmless the DES, FMS and the Sellers from and against any and all Taxes (A) of DES and FMS with respect to any taxable period of DES and FMS beginning after the Closing Date and (B) attributable to the period allocated to Purchaser pursuant to Section 9.4(b)(iv).

          (b)  Preparation of Tax Returns; Payment of Taxes.

               (i) The Sellers shall include the Sellers, or cause the Sellers to be included in, and shall file or cause to be filed, (A) the United States consolidated federal income Tax Returns of the Sellers or its Affiliates for the taxable periods of the Sellers ending on or prior to the Closing Date and (B) where applicable, all other consolidated, combined or unitary Tax Returns of DES, FMS or their respective Affiliates for the taxable periods of DES and FMS ending (or the portion of any taxable period ending) on or prior to the Closing Date, and shall pay any and all Taxes due with respect to the returns referred to in clause (A) or (B) of this Section 9.8(b)(i).
DES and FMS also shall file all other Tax Returns of or which include DES or FMS, required to be filed (taking into account any extensions) on or prior to the Closing Date and shall pay any and all Taxes due with respect to such Tax Returns. All Tax Returns described in this Section 9.8(b)(i) shall be prepared in a manner consistent with prior practice unless a past practice has been finally determined to be incorrect by the applicable taxing authority or a contrary treatment is required by applicable tax laws (or the judicial or administrative interpretations thereof).

               (ii) Following the Closing, the Purchaser shall be responsible for preparing or causing to be prepared all federal, foreign, state and local Tax Returns required to be filed by DES or FMS after the Closing Date. To the extent any Taxes shown due on any such Tax Return are indemnifiable by DES and FMS, (A) such Tax Return shall be prepared in a manner consistent with prior practice unless otherwise required by applicable tax laws; (B) the Purchaser shall provide DES and FMS with copies of such Tax Return at least 45 days prior to the due date for filing such return; and (C) DES and FMS shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Returns for 30 days following receipt thereof. The failure of DES and FMS to propose any changes to any such Tax Return within such 30 days shall be deemed to be an indication of its approval thereof. DES and FMS and the Purchaser shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof. Any disagreements regarding such Tax Returns which are not resolved prior to the filing thereof shall be promptly resolved pursuant to Section 9.8(h) which shall be binding on the parties. The Purchaser shall file or cause to be filed all such Tax Returns and shall, subject to receiving the payments from DES and FMS referred to in Section 9.8(b)(iii), pay the Taxes shown due thereon; provided, however, that nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of the Purchaser Indemnified Parties, DES, FMS or the Sellers to receive indemnification pursuant to any provision in this Agreement.

               (iii) Not later than 5 days before the due date for payment of Taxes with respect to any Tax Returns which the Purchaser has the responsibility to file, DES and FMS, or the Sellers in proportion to their respective Membership Interest in DES or FMS, shall pay to the Purchaser an amount equal to that portion of the Taxes shown on such return for which DES, FMS or the Sellers has an obligation to indemnify the Purchaser and its Affiliates pursuant to the provisions of Section 9.8(a).

               (iv) For federal income tax purposes, the taxable year of DESA and FMS shall end as of the close of the Closing Date and, with respect to all other Taxes, DES, FMS and the Purchaser will, unless prohibited by applicable law, close the taxable period of DES and FMS as of the close of the Closing Date. Neither DES, FMS nor the Purchaser shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable law does not permit DES or FMS to close its respective taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of DES and FMS beginning before and ending after the Closing Date shall be allocated (i) to DES or FMS for the period up to and including the Closing Date, and (ii) to the Purchaser for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be prepared by the Purchaser and shall be made by means of a closing of the books and records of DES and FMS as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) and Taxes that are not based on income or receipts shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. The Purchaser shall provide DES and FMS with a schedule showing the computation of the allocation at least 45 days prior to the due date for filing a Tax Return which includes the Closing Date. DES and FMS shall have the right to review such schedule, and the Purchaser and DES and FMS shall attempt in good faith mutually to resolve any disagreements regarding the determination of such allocation. Any disagreements regarding such determination shall be resolved pursuant to
Section 9.8(h) which shall be binding on the parties. Any amount owing from the Sellers under this Section 9.8(b)(iv) shall be paid no later than five (5) days prior to the filing of the underlying Tax Return.

          (c) Cooperation with Respect to Tax Returns. The Purchase, DES and FMS agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to DES and FMS as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. The Purchaser, DES or FMS shall retain in its possession, and shall provide DES and FMS reasonable access to (including the right to make copies of), such supporting books and records and any other materials that DES and FMS may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired. After such time, the Purchaser may dispose of such material, provided that prior to such disposition the Purchaser shall give DES and FMS a reasonable opportunity to take possession of such materials.

          (d)  Tax Audits.

               (i) The Purchaser shall have the sole right to represent the interests of DES and FMSA in any Tax audit or administrative or court proceeding relating to taxable periods of DES and FMS beginning after the Closing Date and to employ counsel of its choice at its expense; provided that if the results of such Tax audit or proceeding could reasonably be expected to have a material adverse effect on the assets, business, operations, or financial condition of DES and FMS for taxable periods ending after the Closing Date, then there shall be no settlement or closing or other agreement with respect thereto without the written consent of DES and FMS (which consent shall not be unreasonably withheld). DES and FMS agree that it will cooperate fully with the Purchaser and its counsel in the defense against or compromise of any claim in any said proceeding.

               (ii) If any taxing authority asserts a claim, makes an assessment or otherwise disputes or affects any Tax for which DES or FMS is responsible hereunder the Tax reporting position of DES or FMS for taxable periods ending on or prior to the Closing Date, the Purchaser shall, promptly upon receipt by the Purchaser or DES or FMS of notice thereof, inform DES and FMS thereof.

               (iii) DES and FMS, and the Sellers shall represent their interests in any Tax audit or administrative or court proceeding relating to any taxable period of DES and FMS which includes (but does not begin or end on) the Closing Date. All costs, fees and expenses paid to third parties in the course of such proceeding shall be borne by DES and FMS and the Purchaser in the same ratio as the ratio in which, pursuant to the terms of this Agreement, DES and FMS and the Purchaser would share the responsibility for payment of the Taxes asserted by the taxing authority in such claim or assessment if such claim or assessment were sustained in its entirety.

          (e) Refund Claims. Except as otherwise provided in Section 9.8(f), to the extent any determination of Tax liability of DES or FMS, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid attributable to (i) any period which ends on or before the Closing Date or (ii) any period which includes the Closing Date but does not begin or end on that day, any such refund shall belong to DES or FMS, provided that in the case of any Tax refund described in clause (ii) of this Section 9.8(e), the portion of such Tax refund which shall belong to DES or FMS shall be that portion that is attributable to the portion of that period which ends on the Closing Date (determined on the basis of an interim closing of the books as of the Closing
Date), and the Purchaser shall promptly pay any such refund, and the interest actually received thereon, to DES and FMS upon receipt thereof by the Purchaser. Any and all other refunds shall belong to the Purchaser. Any payments made under this Section 9.8(e) shall be net of any Taxes payable with respect to such refund, credit or interest thereon (taking into account any actual reduction in Tax liability realized upon the payment pursuant to this
Section 9.8(e)). Any such claim for a refund or amended return shall be filed by the Purchaser at the written request of DES or FMS, and on behalf of DES or FMS.

          (f) Transfer Taxes. DES and FMS shall be liable for and shall pay (and shall indemnify and hold harmless the Purchaser against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including, without limitation, real property transfer gains taxes, UCC-2 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any taxing authority or governmental agency in connection with the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on DES or FMS or on the Purchaser or its Affiliates). DES and FMS hereby agree to file all necessary Documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

          (g) Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to DES, FMS and the Purchaser. The fees and expenses of such accounting firm shall be borne equally by DES, FMS (and Sellers), vis-a-vis the Purchaser.

          (h) The indemnification provided for in this Section 9.8 shall be the sole remedy for any claim in respect of Taxes and the provisions of Sections 9.1 through 9.3 hereof shall not apply to such claims.

          (i) Any claim for indemnity under this Section 9.8 may be made at any time prior to 60 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic of permissive).

     9.9 Employee Benefits and Labor Indemnity. DES, FMS and the Sellers (as applicable) hereby agrees to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all losses, liabilities, obligations, damages, costs and expenses (including reasonable attorneys' fees and the cost and expenses of enforcing such right of indemnification) and penalties, if any, (i) arising out of or based upon or with respect to any Employee Benefit Plan or Pension Plan or any other "employee benefit plan" within the meaning of Section 3(3) of ERISA maintained by, contributed to or to which there is or was an obligation to contribute to DES or FMS, DES and FMS, or any ERISA Affiliate and (ii) as a result of any claim made with respect to employment prior to or on the Closing Date with DES and FMS including, without limitation, any claim with respect to, relating to arising out of or in connection with discrimination by the Sellers or wrongful discharge (including constructive discharge).

     9.10 Tax Treatment of Indemnity Payments. DES, FMS and the respective Sellers, and the Purchaser agree to treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

                                 ARTICLE X

                               MISCELLANEOUS

     10.1 Certain Definitions.

     For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

          "Affiliate" shall have the meaning ascribed to such term in Section 4.25.

          "Balance Sheet" shall have the meaning ascribed to such term in
Section 4.8 hereof.

          "Balance Sheet Date" shall have the meaning ascribed to such term in
Section 4.8 hereof.

          "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

          "Closing Date"  shall have the meaning ascribed to such term in
Section 3.1 hereof.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Seller Property" shall have the meaning ascribed to such term in
Section 4.12(a) hereof.

          "Contract" means any Contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.

          "Effective Date"  shall have the meaning ascribed to such term in
Section 1.1 hereof.

          "Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way relating to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. ss 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss 6901 et seq.), the Clean Water Act (33 U.S.C. ss 1251 et seq.), the Clean Air Act (42 U.S.C. ss 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. ss 2601 et seq.), the

Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. ss 651 et seq.), and the regulations promulgated pursuant thereto.

          "Financial Statements" shall have the meaning ascribed to such term in Section 4.8.

          "GAAP" means generally accepted United States accounting principles as of the date hereof.

          "Required Approvals" means the licenses, consents, and approvals required to be obtained by the Purchaser in connection with the acquisition of the Membership Interests and operation of the business of DES or FMS from all licensing authorities having jurisdiction over the business of DES or FMS or any part of it.

          "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

          "Hazardous Material" means any substance, material or waste which is regulated by the United States, or any state or local governmental authority of the State of Florida including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law;

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

          "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

          "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          "Material Adverse Change" means any material adverse change in the business, properties, results of operations, prospects, condition (financial or otherwise) of the DES or FMS, taken as a whole.

          "Material Adverse Effect" means any effect which has resulted in, or is reasonably likely to result in, a Material Adverse Change.

          "Material Contracts" shall have the meaning ascribed to such terms in Section 4.15.

          "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

          "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

          "Permitted Exceptions" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefore; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or the Sellers; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby.

          "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-membership interest company, trust, unincorporated organization, Governmental Body or other entity.

          "Personal Property Lease" shall have the meaning ascribed to such term in Section 4.13.

          "Property Lease" shall have the meaning ascribed to such term in
Section 4.12.

          "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property;

          "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

          "Sellers' Representative" shall have the meaning ascribed to such term in Section 6.6(a) hereof.

          "Subsidiaries" means any Persons of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by DES or FMS.

          "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital membership interest, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever,
(ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

          "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

     10.2 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by DES, FMS and the respective Sellers.

     10.3 Expenses. Except as otherwise provided in this Agreement, DES, FMS, the Sellers and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

     10.4 Specific Performance. DES, FMS and the Sellers acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of DES, FMS and the Sellers under this Agreement, including, without limitation, the Sellers' obligation to sell the Membership Interests to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

     10.5 Further Assurances. Each of the Parties agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

     10.6 Submission to Jurisdiction; Consent to Service of Process.

          (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Nevada over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.10.

     10.7 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

     10.9 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

     10.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

          If to DES, or any of DES Sellers, to:

                    Diabetes Education Sources, LLC
                    12751 Westlinks Dr., Suite 3
                    Ft. Meyers, Florida 33913

          If to FMS or any of FMS Sellers, to:

                    Freedom Medical Sources, LLC
                    12751 Westlinks Dr., Suite 2
                    Ft. Meyers, Florida 33913

          If to Purchaser, to:

                    Fortune Entertainment Corporation
                      (to be known as Medical Solutions Corporation)
                    8687 West Sahara Ave, Suite 150
                    Las Vegas, NV 89117

          with a copy to:

                    Goodman Brown & Premsrirut
                    Attn:  Puoy K. Premsrirut, Esq.
                    520 S. Fourth St. Suite No. 320
                    Las Vegas,  NV  89101
                    (702) 384-3939
                    (702) 385-3939 (fax)

     10.11 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

     10.12 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either DES, FMS, the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Membership Interests and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                 "PURCHASER"

                                    FORTUNE ENTERTAINMENT CORPORATION
                                    (to be known as MEDICAL SOLUTIONS
                                    CORPORATION)


                                    By: /s/ Douglas R. Sanderson
                                       Name: Douglas R. Sanderson
                                       Title   CEO and President

                                 "DES"

                                     DIABETES EDUCATION SOURCES, LLC,
                                     a Florida limited liability company


                                     By: /s/ Debra J. Dudley
                                        Name: Debra J. Dudley
                                        Title: Manager

                                 "FMS"

                                     FREEDOM MEDICAL SOURCE, LLC,
                                     a Florida limited liability company


                                     By: /s/ Bonita Peters
                                        Name: Bonita Peters
                                        Title: Manager

                                 "DES SELLERS"

                                      COLBY CLARK, LLC, a Florida limited
                                      liability company


                                      By: /s/ Bonita Peters
                                         Name: Bonita Peters
                                         Title: Manager

                                      DEBRA J. DUDLEY


                                      /s/ Debra J. Dudley


                                 "FMS SELLERS"

                                      BONITA L. PETERS

                                      /s/ Bonita L Peters


                                      DEBRA J. DUDLEY

                                      /s/ Debra J. Dudley


                                      JOHN D. HOWELL

                                      /s/ John D. Howell

                                      JAMES S. WEAVER

                                      /s/ James S. Weaver

                                      DIABETES EDUCATION SOURCES LLC


                                      By: /s/ Debra J. Dudley
                                         Name: Debra J. Dudley
                                         Title: Manager

                                  EXHIBIT A

                       Diabetes Education Sources, LLC


                                Units of
                                Membership
          Member Name           Interest              % Owned
          -----------           ----------            --------

         Debra J. Dudley                                45%
         Colby Clark, LLC *                             55%

                                                       100% Total


                         Freedom Medical Sources, LLC

                                Units of
                                Membership
          Member Name           Interest              % Owned
          -----------           ----------            --------

          Debra J. Dudley                               20%
          James S. Weaver                               12%
          John D. Howell                                13%
          Bonita L. Peters                              20%
          Diabetes Education
            Sources, LLC                                35%

                                                       100% Total


                               Colby Clark, LLC

                                Units of
                                Membership
          Member Name           Interest              % Owned
          -----------           ----------            --------

          Bonita L. Peters                              30%
          Richard K. Peters                             22%
          Jeffrey N. Johnson                            17%
          Diane T. Bennett                              17%
          Dana C. Johnson                                7%
          Donald V. Elmerick                             7%

                                                        100% Total